EXHIBIT 99.1

Salem Communications Announces a Special Cash Dividend

CAMARILLO, Calif.—November 16, 2010 -- Salem Communications Corporation (NASDAQ:SALM), a leading U.S. radio broadcaster, Internet content provider and magazine publisher targeting audiences interested in Christian and family-themed content and conservative values, today announced that its Board of Directors declared a special cash dividend of $0.20 per share on its Class A and Class B common stock to be paid on December 13, 2010 to shareholders of record at the close of business on December 6, 2010.

Edward G. Atsinger III, chief executive officer, commented, “This year, despite challenges facing the broadcast sector, Salem Communications continues to generate free cash flow and bring incremental value to our shareholders.  After considering available options, our board of directors determined that this special dividend of approximately $0.20 per share was the best way to benefit our shareholders.”

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and family-themed radio content, as measured by the number of stations and audience coverage. Upon completion of all announced transactions, the company will own a national portfolio of 95 radio stations in 37 markets, including 59 stations in 22 of the top 25 markets. Salem also programs the Family Talk™ Christian-themed talk format on XM Radio, channel 170 and will begin programming Family Talk™ on SIRIUS 161 beginning November 30, 2010.

Salem owns Salem Radio Network®, a national radio network that syndicates talk, news and music programming to approximately 2,000 affiliated radio stations and Salem Media Representatives™, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns a non-broadcast media division. Salem Web Network™ is a provider of online Christian and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Questions and Answers about Jesus Christ at Jesus.org, Christian living focused Crosswalk.com®, online Bible at BibleStudyTools.com, and Christian radio ministries online at OnePlace.com®. Additionally Salem owns conservative news leader Townhall.com® and conservative political blog, HotAir.com™ providing conservative commentary, news and blogging. Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News™, FaithTalk Magazine, Preaching and Townhall Magazine™ Xulon Press™ is a provider of self publishing services targeting the Christian audience.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of Salem's radio station formats, competition from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem's reports on Forms 10-K, 10-Q, 8-K and other filings filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Company Contact:

Evan D. Masyr

Salem Communications

(805) 987-0400 ext. 1053

E-mail:  evanm@salem.cc